EXHIBIT 10(f)


                       Letter dated February 8, 1999

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                               Law Offices
                    KATZ, KARACIC, HELMIN & ADDIS, P.C.

                               Suite 3001
                        100 North LaSalle Street
                         Chicago, Illinois 60601
                              (312) 236-4111
                          Fax (312) 236-6325


                            February 8, 1999

Mr. Ronald Grindstaff, President     TELEFAX AND REGULAR MAIL
Pacific Aero Manuracturing, Inc.     (719) 948-9401
33850 United Avenue
Pueblo, Colorado 81001

     Re:  33850 United Avenue, Pueblo, Colorado
          Our File Number: 15447

Dear Mr. Grindstaff:

     This letter is to confirm our agreement to extend the closing of the sale and purchase of 33850 United Avenue, Pueblo, Colorado, to February 28, 1999, or such other time as may be agreed to by the parties. This is also to confirm that closing will be on February 25, 1999, at 10:30 a.m.

     If this extension meets with your approval, please so indicate by executing a copy of this letter and returning it to the undersigned at your earliest convenience. As always, this extension is subject to court approval.

                              Sincerely,

                              KATZ, KARACIC, HELMIN & ADDIS, P.C.
                              /s/ LAUANE C. ADDIS /s/
                              -----------------------------------------
                              Lauane C. Addis (on behalf of Stevia
                              Company, Inc. and as Receiver)

ACCEPTED:

Pacific Aero Manufacturing, Inc.
and United Manufacturing, L.L.C.


    /s/ RONALD GRINDSTAFF /s/
By: -------------------------------
     Ronald Grindstaff, President


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